EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of InfoSearch Media, Inc. of our report dated March 20, 2006 relating to our audit of the financial statements, which appears in the Annual Report on Form 10-KSB of InfoSearch Media, Inc. for the year ended December 31, 2005.

/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 31, 2006